090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20180436325-44
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/04/2018 9:29 AM
	Entity Number C31845-2003

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NANOSENSORS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 Authorized Capital Stock: The Corporation shall have the following classes of capital, each with the respective number of authorized shares as indicated: (a) Common Stock - 1,100,000,000 shares with a par value of $0.001; (b) Special 2018 Series A Preferred Stock - 10,000,000 shares with a par value of $0.004; and (c) Special 2018 Series B Preferred Stock - 1 (one) share with a par value of $0.001. The 2018 Series A and 2018 Series B Preferred Stock shall have the designations as described in the attached Certificate of Designations.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 53.2%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

of

SPECIAL 2018 SERIES A PREFERRED STOCK

of

NANOSENSORS, INC.

(Pursuant to NRS 78.1955)

NANOSENSORS, INC., a Nevada corporation (hereinafter called the *"Corporation")*, hereby certifies that the following resolution was adopted by the Board of Directors / Majority Shareholders. The Board of Directors / Majority Shareholders hereby fixes the relative rights, preferences, and limitations of the Corporation's Special 2018 Series A Preferred Stock as follows:

Special 2018 Series A Preferred Stock

Section 1. *Designation and Amount.* The designation of this class of capital stock shall be "Special 2018 Series A Preferred", par value $0.004 per share (the *"2018 Series A Preferred Stock"*). The number of authorized shares of 2018 Series A Preferred Stock is ten million (10,000,000) shares.

Section 2. *Voting Rights.* Except as otherwise required by law, the holder of the share of 2018 Series A Preferred Stock shall have the following rights:

(a) Number of Votes; Voting with Common Stock. 2018 Series A Preferred Stock shall have one vote for each share owned. The 2018 Series A Preferred Stock shall not be divided into fractional shares.

(b) Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2018 Series A Preferred Stock so as to affect adversely the 2018 Series A Preferred Stock or the holder thereof without the written consent or affirmative vote of the holder of the 2018 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Section 3. *Conversion in to common shares.* The shares of 2018 Series A Preferred Stock shall convert into common shares at a conversion rate of one (1) Series A Preferred into ten (10) common shares. The holder of the 2018 Series A Preferred Stock can affect the conversion at any time.

a. At any time Maker shall have the right, but not the obligation, to cause the Holder to convert this Note into Common Stock of the Maker.

b. Holder shall give written notice of its decision to exercise its right to convert the Series A Preferred Shares or part thereof by delivering an executed and completed notice of conversion setting forth the amount to be converted, the conversion date and Conversion Price ("Notice of Conversion") to Maker.

c. As promptly as practical after the conversion, Maker will instruct or cause the transfer agent to deliver certificates representing the Conversion Shares to Holder via express courier or digitally via DWAC transfer for receipt within three (3) business days after receipt by Maker of the Notice of Conversion (the "Delivery Date"). A new certificate representing remainder of owned Series A Preferred not so converted and containing the same provisions and terms as set forth will be provided to Holder, if requested by Holder. The issuance of certificates for Conversion Shares shall be made without charge to Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

WCS

Section 4. *Dividends, Liquidation.* The share of 2018 Series A Preferred Stock shall not be entitled to any dividends in respect thereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

Section 5. *No Impairment.* The Corporation shall not intentionally take any action which would impair the rights and privileges of the 2018 Series A Preferred Stock set forth herein or the rights of the holder thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2018 Series A Preferred Stock against impairment.

Section 6. *Replacement Certificate.* In the event that the holder of the 2018 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2018 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2018 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2018 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2018 Series A Preferred Stock certificate.

Section 7. *Replacement Certificate.* It is the intent of the Maker and the Holder in the execution of this Note that the indebtedness hereunder be exempt from the restrictions of the usury laws of any applicable jurisdiction. The Maker and the Holder agree that none of the terms and provisions contained herein shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of any applicable jurisdiction. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of any applicable jurisdiction, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of such holder, be credited to the payment of this Principal Amount due hereunder or returned to the Maker.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 29th day of June, 2018.

NANOSENSORS, INC.

By: ______________________

Name: Coleman Smith

Title: CEO